Exhibit 99.2

Opening – Curtis Parker

Welcome to the first quarter 2024 Healthcare Trust, Inc., or HTI, webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain assumptions and risk factors which could cause HTI’s actual results to differ materially from the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2023, filed on March 15, 2024, as amended by the Form 10-K/A filed on March 22, 2024, and all other SEC filings after that date for a more detailed discussion of the risk factors that could cause these differences and impact our business.

During today's call, we will discuss non-GAAP financial measures of HTI. These measures should not be considered in isolation or as a substitution for the financial results prepared in accordance with GAAP. HTI has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of the first quarter 2024 investor presentation available on HTI’s website at www.healthcaretrustinc.com.

You may submit questions during today’s webcast by typing them in the box on the screen and a member of our investor relations group will follow-up to answer questions directly after this presentation. Also, please note that later today a copy of this presentation and replay of the webcast will be available on HTI’s website.

I would now like to turn the call over to Michael Anderson, our Chief Executive Officer. Please go-ahead Michael.

HTI Webinar Script

Slide 2: Company Overview – (Michael Anderson)

Thanks Curtis and thank you all for joining us today.

I’m happy to report that, compared to last quarter, Net Operating Income in our Senior Housing portfolio increased by 23.5% to $8.3 million, driven in part by a 1.2% increase in occupancy to 75.3%. We also achieved 3.4% NOI growth in our Medical Office Building segment on the strength of accretive acquisitions and favorable leasing in our portfolio. Total revenue from tenants also increased by approximately $1.5 million compared to fourth quarter, 2023.

In the first quarter we signed sixteen lease renewals totaling over 33,000 square feet at a positive Lease Renewal Rental Spread of 11.9% which is expected to be recognized over the weighted-average term of these renewed leases of 6.3 years. We have a forward leasing pipeline of over 25,000 square feet that is expected to grow occupancy in the MOB portfolio to 91% from the current 90.5% occupancy rate upon commencement, assuming all the leases commence on their current terms and signed LOIs lead to definitive agreements.

During the quarter we acquired a four-property MOB portfolio for $12.6 million at a 7.6% going-in cap rate. We will continue to pursue accretive acquisitions and strategic dispositions that we believe strengthen our portfolio as we continue to better position the company for a future liquidity event for common shareholders.

Slide 3: Portfolio Snapshot

As of March 31, 2024, HTI owned over 200 properties, totaling over 9 million rentable square feet in 33 states. The portfolio consisted of 160 medical office buildings, 46 seniors housing operating properties with over 4,100 individual units, and two land parcels. Based on NOI, the portfolio was comprised of approximately 75% MOB and 25% SHOP assets.

Additionally, as of March 31, 2024, our medical office building portfolio was 90.5% occupied, with a weighted-average remaining lease term of 4.7 years and featured annual cash rent escalations that averaged 2.2% on approximately 96% of leases, which increase the cash rental payments in future periods.

Slide 4: Dynamic Portfolio Fundamentals

We have diligently constructed a portfolio of MOB and SHOP assets and continue to deploy capital into select high-quality assets throughout the U.S. Our portfolio is well-diversified geographically across 33 states with only two states representing more than 10% of the total portfolio by straight-line rent. Quarterly NOI for the portfolio was approximately $33 million, 75% of which was generated by the medical office building segment.

Slide 5: Strategic Partners

We partner with top healthcare brands in well-established markets to maintain a durable portfolio of healthcare real estate. We believe that the quality of our tenants is essential to our long-term success and that developing strong relationships with well-respected brands gives our portfolio stability and focus. We believe our partnerships with tenants such as DaVita, Fresenius and UPMC in the MOB portfolio benefit not only HTI’s shareholders, but patients and other stakeholders as well.

As we grow our portfolio, we continue to seek high-quality tenants to add to HTI’s MOB portfolio and to maintain strong relationships with our SHOP operators.

Slide 6: Diligent Acquisition Program

For the quarter, we acquired four additional medical office buildings for $12.6 million at a 7.6% cap rate. These properties have 14.5 years of weighted-average lease term remaining. We believe we are well-positioned to continue diligently seeking accretive acquisitions at opportunistic cap rates.

Scott, will you please take us through the financials?

Slide 7: Capitalization Highlights – (Scott Lappetito)

Thank you, Michael.

We are continuing to actively manage our capital structure.

As of March 31, 2024, our Net Leverage was 44.4%. All our debt is fixed-rate, inclusive of our hedging instruments, at a weighted-average economic interest rate of 5.0%. Our debt is comprised of $828.6 million of fixed-rate mortgages secured by 132 MOBs and four SHOPs, with an aggregate gross asset value of $1.4 billion. In addition, we have $345 million that is drawn on our Fannie Mae Master Credit Facilities and $15 million drawn on the $50 million Capital One MOB Warehouse facility that we closed on in December 2023.

Slide 8: Key Operating Highlights

HTI continues to execute on our operational initiatives by increasing NOI through accretive acquisitions and strong leasing activity in the MOB portfolio as well as revenue growth and effective expense management in the SHOP segment of our portfolio.

As Michael mentioned earlier, NOI in our SHOP portfolio grew by 23.5% in the first quarter compared the previous quarter because of increased occupancy and rental rates. Similarly, NOI improved by 3.4% in the MOB portfolio during the same period as revenues continued to increase as a result of accretive acquisitions and favorable leasing.

We continue to successfully lease available space in our medical office building portfolio. We have a forward leasing pipeline of over 25,000 square feet, assuming all the leases commence on their current terms and signed LOIs lead to definitive leases. During the first quarter we also completed 16 lease renewals across more than 33,000 square feet at a positive Lease Renewal Rental Spread of 11.9% which will be recognized over the weighted-average remaining term of these renewed leases of 6.3 years, growing future revenue and extending the weighted-average remaining lease term across our portfolio.

I would now like to turn the call back to Michael for some color on the HTI team and some closing remarks.

Slide 9: Company Highlights – (Michael Anderson)

Thanks Scott.

We believe we will position HTI for long-term earnings growth by, among other things, capitalizing on leasing available space and acquiring high-quality MOB properties. Our portfolio continues to demonstrate its resilience, as we captured a positive spread on lease renewals in the MOB portfolio, completed accretive acquisitions and grew NOI compared to last quarter. We have an experienced management team that we believe is well positioned to maximize the opportunities created by demographic trends which favor long-term investment in healthcare real estate.

Slide 10: Experienced Leadership Team

We believe we have the right team in place to execute our strategy to drive long-term value.

Trent Taylor is our Senior Vice President of asset management and ensures that our existing properties are leased, performing as expected, and that our tenants’ needs are being met by local property managers. David Ruggiero is responsible for MOB acquisitions, applying over 30 years of experience and a $3 billion acquisitions track record to our strict investment guidelines and underwriting standards.

Slide 11: Dedicated SHOP Team

Our dedicated SHOP team has over 50 years of collective experience in the Seniors Housing space. Lindsay Gordon and Michelle Stepinsky bring vast knowledge and experience to the operations and sales groups at our properties and Susan Rice, our VP of Clinical Operations, has been part of our SHOP team for over five years, helping guide this segment through COVID with her extensive clinical expertise.

Closing Statements – (Michael Anderson)

We are pleased with the ongoing improvement in the performance of our SHOP portfolio. The 23.9% quarter over quarter increase in Net Operating Income and 1.2% increase in occupancy we reported in the SHOP segment this quarter extend the momentum we are beginning to see in this portfolio. At the same time, our MOB portfolio continued its strong, dependable performance, growing NOI 3.4% compared to the prior quarter. As we disclosed last quarter, the Company did not declare a stock dividend to be paid in April as the board continues to consider a potential listing or another liquidity event for the Company and its shareholders. As always, we look forward to continuing to provide updates on HTI’s performance, results, and path to liquidity with all our stakeholders through our periodic filings, press releases, and subsequent webcasts like today’s. Thank you very much for joining us.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow up to answer your questions. Also, please note that a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com. Thank you for attending today’s presentation. You may now disconnect.

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